Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated

September 8, 2021 to Prospectus dated November 6, 2020

Registration Statement No. 333-249950

September 8, 2021

W. R. Berkley Corporation

$350,000,000

3.150% SENIOR NOTES DUE 2061

Issuer:	W. R. Berkley Corporation

Securities:	3.150% Senior Notes due 2061

Security Type:	Senior Unsecured Fixed Rate Notes

Anticipated Ratings*:	Moody’s: Baa1 (Stable) / S&P: BBB+ (Stable) / Fitch: BBB+ (Stable)

Minimum Denominations:	$2,000 × $1,000

Trade Date:	September 8, 2021

Settlement Date (T+5)**:	September 15, 2021

Maturity Date:	September 30, 2061

Underwriting Discount:	0.875%

Principal Amount:	$350,000,000

Proceeds (after underwriting discount and before expenses):	$343,623,000

Price to Public:	99.053% of the principal amount, plus accrued interest, if any, from September 15, 2021 to the date of delivery

Spread to Treasury Benchmark:	+125 bps

Treasury Benchmark:	2.375% due May 15, 2051

Treasury Benchmark Yield:	1.942%

Coupon:	3.150%

Yield to Maturity:	3.192%

Interest Payment Dates:	March 30 and September 30, commencing on March 30, 2022 (long first coupon).

Optional Redemption – Make-Whole Call:	Then current U.S. Treasury +20 basis points prior to March 30, 2061, six months prior to the maturity date.

Optional Redemption – Par Call:	On or after March 30, 2061, six months prior to the maturity date.

CUSIP; ISIN:	084423 AW2; US084423AW21

Joint Book-Running Managers:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

**

Note: Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

No UK PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in UK.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting BofA Securities, Inc. toll-free at (800) 294-1322, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, J.P. Morgan Securities LLC toll-free at (212) 834-4533, or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.